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                        POWERCERV HIRES NEW PRESIDENT/COO

                       MICHAEL J. SIMMONS JOINS POWERCERV


TAMPA, FL, FEBRUARY 25, 1998 -- POWERCERV CORPORATION (NASDAQ: PCRV), a provider of enterprise resource planning (ERP) application software and services solutions, announced that it has hired Michael J. Simmons, 50, as president and chief operating officer. He will also join the company's board of directors. Simmons was previously a member of the executive management team of Platinum Software Corporation and has more than 20 years of financial and operations experience, mostly with public companies.

Simmons served as CFO of Platinum, a client/server ERP software provider, since 1994 where he played a major role in rebuilding Platinum and its market valuation from $100 million to approximately $500 million. "This successfully completes the search, announced in late 1997, for an experienced software industry executive officer," said Roy E. Crippen, III, acting president/COO and a co-founder of the company. Crippen will assume his active role in the company as vice chairman and chief technology officer.

"Mike brings significant operational and financial expertise directly within our industry that fits perfectly with PowerCerv's requirements," said Marc Fratello, chairman and CEO. "When he joins the company in early March, Mike's number one priority will be to focus on executing a return to profitability. His track record demonstrates success in rebuilding companies, the ability to drive revenue growth, and management leadership. Mike also has a strong understanding of meaningful trends in our industry, which strengthens his credibility as a senior executive in the ERP software market. I believe Mike will have an immediate positive impact on our business."

Simmons' background also includes executive positions with companies such as CPG International and Silicon Systems. Simmons received his MBA from Rutgers University and his bachelor's degree in economics at St. Peter's College.

PowerCerv was the first company to deliver to the middle market a fully-integrated suite of client/server business applications for manufacturing, distribution, financials, sales force automation and customer support and focuses primarily on sales to U.S.-based manufacturers. PowerCerv products and services are sold through a U.S. sales force, and through value-added channel partners outside the United States. The company offers training and consulting services to support its software products, as well as consulting and systems implementation service for a variety of corporate applications. For more information on the company, contact PowerCerv at (813) 226-2600, fax (813) 222-0886, or visit the company's web site at http://www.powercerv.com.







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